Exhibit 10.9

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is made and entered into as of the 22nd day of May, 2025, by and between:

Alexandra Calicchio, an individual residing at 6356 Esprit Way, Boynton Beach, FL 33437 (hereinafter referred to as “Plaintiff”),

and

Cuentas Inc., a Florida corporation with its principal place of business at 235 Lincoln Rd, Suite 210, Miami Beach, FL 33139 (hereinafter referred to as “Defendant”).

RECITALS

WHEREAS, a judgment was entered in favor of Plaintiff and against Defendant in the amount of Sixty-Five Thousand Dollars ($65,000.00) which has increased to approx. $74,750 including legal fees and interest, in a legal matter previously adjudicated in the courts of the State of Florida (the “Judgment”); The judgment and this settlement agreement refer to the CIRCUIT COURT OF THE ELEVENTH JUDICAL CIRCUIT OF THE STATE OF FLORIDA, IN AND FOR MIAMI-DADE COUNTY CIRCUIT CIVIL DIVISION, CASE NO: 23-CA-2134

WHEREAS, the parties now wish to resolve all disputes and claims between them relating to the Judgment through a reduced final settlement without further litigation or proceedings;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Settlement Payment

Defendant agrees to pay Plaintiff the total sum of Twenty-Eight Thousand Dollars ($28,000.00) (the “Settlement Amount”) in full and final settlement of any and all claims related to the Judgment.

2. Payment Terms and Conditional Effectiveness:

The Settlement Amount of $28,000 shall be paid in full to Plaintiff by Friday, May 23, 2025 via wire transfer, using the instructions provided herein. This Agreement shall become effective only upon the confirmed by Plaintiff of receipt of the full Settlement Amount. If payment is not received in full within the specified time period, this Agreement shall be deemed null and void, and Plaintiff reserves all rights to pursue the full judgment amount, including applicable interest and legal remedies available under the law.

3. Release of Liability

Upon receipt of the Settlement Amount, Plaintiff does hereby fully and unconditionally release, acquit, and forever discharge Defendant, including its officers, directors, employees, successors, and assigns, from any and all claims, liabilities, causes of action, obligations, and demands of any kind, whether known or unknown, arising out of or related to the Judgment and the underlying legal matter.

Defendant similarly releases Plaintiff from any and all claims, liabilities, or obligations arising out of the same matter.

4. No Admission of Liability

This Agreement constitutes a compromise and settlement of disputed claims and shall not be construed as an admission of liability or wrongdoing by any party.

5. Entire Agreement

This Agreement contains the entire understanding between the parties and supersedes all prior or contemporaneous agreements, negotiations, or understandings, whether oral or written.

6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida with jurisdiction in Miami-Dade County.

7. Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLAINTIFF:
Alexandra Calicchio

Signature:	/s/ Alexandra Calicchio
Date:	May 22, 2025

DEFENDANT:
Cuentas Inc.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	CEO
Date:	May 22, 2025

By:	/s/ Alexandra Calicchio
Alexandra Calicchio